EXHIBIT 10.12

AMENDED AND RESTATED CREDIT AGREEMENT

SEFTON RESOURCES, INC.

TEG OIL & GAS U.S.A., INC.

TEG MIDCONTINENT, INC.

and

BANK OF THE WEST

October 21, 2008

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EXHIBITS:
EXHIBIT A -- PROMISSORY NOTE
EXHIBIT B -- ADVANCE REQUEST
EXHIBIT C -- REQUEST FOR ISSUANCE OF LETTER OF CREDIT 0.6
EXHIBIT D -- INTEREST RATE ELECTION
EXHIBIT E -- COMPLIANCE CERTIFICATE

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AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT, dated as of October 21, 2008, is by and among SEFTON RESOURCES, INC., a British Virgin Islands corporation (“Parent”), TEG OIL & GAS U.S.A., INC., a Colorado corporation (“TEGOG”), TEG MIDCONTINENT, INC., a Colorado corporation (“TEGMC”), and BANK OF THE WEST, a California corporation (“BOTW”). Parent, TEGOG and TEGMC are herein collectively referred to as “Borrowers.”

RECITALS

A.           TEGOG and BOTW entered into a Credit Agreement dated as of August 14, 2007, as previously amended (as so amended, the “2007 Credit Agreement”), setting forth the terms upon which BOTW would make advances to, and issue letters of credit at the request of, TEGOG and by which such advances and letters of credit would be governed and repaid.

B.           Borrowers and BOTW desire that this Amended and Restated Credit Agreement be executed and delivered in order to amend and restate in their entirety the terms and provisions of the 2007 Credit Agreement and to provide for the refinancing of the loans made pursuant to the 2007 Credit Agreement upon the terms set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND REFERENCES

1.1           Defined Terms.  As used in this Agreement, each of the following terms shall have the meaning given it in this Section 1.1 or in the sections and subsections referred to below:

“Advance” means an advance of funds by BOTW to or for the account of Borrowers pursuant to Section 2.1 below.

“Affiliate” means, as to any Person, each Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with, that Person; provided that, for the purposes of this definition, a Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or control the direction of the management and policies of such entity, whether through the ownership of capital stock, partnership or membership interests or other interests therein, by contract or otherwise, and shall include without limitation any general partner or any controlling stockholder, controlling member or controlling owner thereof.

“Agreement” means this Amended and Restated Credit Agreement.

“Applicable Environmental Law” means any law, order, rule or regulation pertaining to health or the environment (as the same now exist or are hereafter enacted and/or amended), including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (as amended, hereinafter called “CERCLA”), the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the solid Waste Disposal Act Amendments of 1980 and the Hazardous and Solid Waste Amendments of 1984 (as amended, hereinafter called “RCRA”) and applicable state law.

“Borrowers” shall have the meaning given such term in the first paragraph of this Agreement.

“Borrowing Base” means, at any time, the aggregate loan value of all Borrowing Base Properties, as determined by BOTW in its sole and absolute discretion, using such assumptions as to pricing, discount factors, discount rates, expenses and other factors as BOTW customarily uses as to borrowing-base oil and gas loans at the time such determination is made; provided that the Borrowing Base for the Borrowing Base Period from the date of this Agreement through the first redetermination of the Borrowing Base pursuant to Section 2.8 below shall be $6,000,000, unless Borrowers and BOTW hereafter mutually agree upon a different amount.

“Borrowing Base Notice” means a written notice sent to Borrowers by BOTW notifying Borrowers of the Borrowing Base determined by BOTW for the upcoming Borrowing Base Period or other period.

“Borrowing Base Period” means: (a) the time period from the date of this Agreement through May 31, 2009; (b) thereafter, each six-month period beginning on June 1 or December 1 of each year, until the latest June 1 or December 1 prior to the Maturity Date; and (c) thereafter, the time period from the latest June 1 or December 1 prior to the Maturity Date through the Maturity Date.

“Borrowing Base Properties” means any and all interests of any Borrower, whether now owned or hereafter acquired, in any and all oil and/or gas properties, wells, leases, gathering systems, processing plants and other property, rights and assets to which BOTW now or hereafter gives value in determining the Borrowing Base.

“Business Day” means: (a) with respect to the making, prepaying, repaying or issuance of, or otherwise relating to, any LIBOR Tranche, any day which is not a Saturday, a Sunday or a legal holiday on which commercial banks are authorized or required to be closed in Denver, Colorado, in Los Angeles, California, or in New York, New York and which is also a day on which dealings are carried on in the London interbank eurocurrency market, and (b) for all other purposes hereof, any day which is not a Saturday, a Sunday or a legal holiday on which commercial banks are authorized or required to be closed in Denver, Colorado or in Los Angeles, California.

“Collateral” means all tangible or intangible real or personal property which, under the terms of any Security Document, is or is purported to be covered thereby or subject thereto.

“Commitment Amount” means, at any time, the lesser of: (a) the Maximum Loan Amount, or (b) the Borrowing Base at that time.

“Consolidated” refers to the consolidation of any Person, in accordance with GAAP, of any and all properly consolidated Affiliates directly or indirectly controlled by such Person, but not Affiliates that directly or indirectly control such Person. References herein to a Person’s Consolidated financial statements, financial position, financial condition, liabilities, etc. refer to the consolidated financial statements, financial position, financial condition, liabilities, etc. of such Person and any and all properly consolidated Affiliates directly or indirectly controlled by such Person, but not Affiliates that directly or indirectly control such Person.

“Current Ratio” means, at any time and from time to time, the ratio of: (a) Parent’s Consolidated current assets (including as a current asset any unused availability of the Loan, but excluding any and all gains and losses from any mark-to-market of unliquidated commodity hedge contracts); to (b) Parent’s Consolidated current liabilities (excluding current maturities of the Loan and any and all gains and losses from any mark-to-market of unliquidated commodity hedge contracts), all determined in accordance with GAAP.

“Debt” means, as to any Person, all indebtedness, liabilities and obligations of such Person, whether primary or secondary, direct or indirect, absolute or contingent.

“Debt-to-Net Worth Ratio” means, at any time, as to any Person, the ratio of: (a) such Person’s funded, interest-bearing indebtedness at that time, determined on a Consolidated basis in accordance with GAAP; to (b) such Person’s Tangible Net Worth at that time.

“Default” means any Event of Default and any default, event or condition which would, with the giving of any requisite notice and/or the passage of time, constitute an Event of Default.

“Distribution” means any distribution payable in cash or property to any shareholder, partner, member or other owner of any Borrower, or any purchase, redemption or retirement of, or other payment with respect to, any stock, partnership interest, membership interest or other ownership interest in any Borrower.

“EBITDAX” means, as to any Person, for any Fiscal Quarter: (a) such Person’s net income for that Fiscal Quarter, excluding any and all gains and losses (net of costs of sale) from the sale of capital assets and other extraordinary items, plus (b) the following, to the extent, and only to the extent, that they have been deducted in computing such Person’s net income for that Fiscal Quarter: interest expenses, income taxes, depreciation, depletion, amortization, intangible drilling costs, exploration expenses and other non-cash and non-recurring expenses, all determined in accordance with GAAP. As to any acquisition or divestiture made by such Person during a Fiscal Quarter for consideration having a value in excess of $1,000,000, such Person’s “EBITDAX” for such Fiscal Quarter shall be adjusted on a pro forma basis as if such acquisition or divestiture had been made on the first day of such Fiscal Quarter.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with all rules and regulations promulgated with respect thereto.

“Event of Default” has the meaning given such term in Section 7.1 below.

“Existing Debt” means: (a) the unpaid principal balance on the date hereof of that certain Note Secured by Deed of Trust dated March 31, 2004, made by TEGOG, payable to the order of Jewel L. Sires, in the original principal amount of $370,000, plus (b) any and all interest heretofore or hereafter accruing on said note.

“Fiscal Quarter” means a three-month period ending on the last day of March, June, September or December of any year.

“Fiscal Year” means a twelve-month period ending on December 31 of any year.

“GAAP” means those generally accepted accounting principles and practices which are recognized as such by the Securities and Exchange Commission or the Financial Accounting Standards Board, as applicable (or any generally recognized successor to either of the foregoing) and which, in the case of Borrowers: (a) are applied for all periods in a consistent manner (provided that Borrowers may modify their accounting principles and practices so as to comply with any change in such generally accepted accounting principles and practices), and (b) are applied for all periods after the date hereof so as to properly reflect, in accordance with such generally accepted accounting principles and practices, the financial condition, and the results of operations and changes in financial position, of Borrowers.

“Guarantor Subsidiary” means any Affiliate of any Borrower as to which such Borrower hereafter owns, directly or indirectly, at least 51 percent of the capital stock, partnership interests, membership interests or other interests therein.

“Guarantors” means any and all Guarantor Subsidiaries as to which BOTW has requested, pursuant to Section 6.1(0) below, that such Guarantor Subsidiary execute a Guaranty.

“Guaranty” means a Guaranty executed and delivered by any Guarantor to BOTW to guaranty the Obligations.

“Initial Advance” means the first Advance made under this Agreement.

“Initial Engineering Report” means the report or reports covering the Borrowing Base Properties, dated as of January 1, 2008, prepared by Reed W. Ferrill & Associates, a true and correct copy of which has been furnished by Borrowers to BOTW.

“Initial Financial Statements” means the audited annual financial statements of Parent dated as of December 31, 2007, and the interim financial statements of Parent dated as of March 31, 2008 and June 30, 2008, copies of which Initial Financial Statements have heretofore been delivered by Borrowers to BOTW.

“Interest Coverage Ratio” means, at any time, as to any Person, the ratio of: (a) such Person’s EBITDAX for the then most recently completed Fiscal Quarter of such Person, determined on a Consolidated basis and in accordance with GAAP; to (b) the aggregate amount of such Person’s interest expenses for the then most recently completed Fiscal Quarter of such Person, determined on a Consolidated basis and in accordance with GAAP.

“Interest Rate Election” means an election delivered by Borrowers to BOTW from time to time in the form of Exhibit D attached hereto and made a part hereof.

“Letter of Credit” means a standby letter of credit issued by BOTW pursuant to Section 2.1 below.

“LIBOR (Adjusted)” means, with respect to each LIBOR Tranche and the related LIBOR Interest Period, the rate of interest per annum determined pursuant to the following formula;

LIBOR (Unadjusted)
LIBOR (Adjusted) =	1.00 - LIBOR Reserve Percentage

“LIBOR Interest Period” means, with respect to each LIBOR Tranche, a time period of one, two, three or six months, as specified in the Interest Rate Election submitted by Borrowers pursuant to Section 2.2(b) below with respect thereto, beginning on and including the date specified in such Interest Rate Election (which must be a Business Day) and ending on (but not including, for the purpose of computing the number of days in the LIBOR Interest Period) the date which corresponds numerically to such beginning date one, two, three or six months thereafter (or if such month has no numerically corresponding date, on the last Business Day of such month); provided that each LIBOR Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day unless such next succeeding Business Day is the first Business Day of a calendar month, in which case such LIBOR Interest Period shall end on the Business Day next preceding such numerically corresponding day. No LIBOR Interest Period may be elected which would end after the Maturity Date.

“LIBOR Reserve Percentage” means, with respect to any LIBOR Interest Period, the reserve percentage (expressed as a decimal) equal to the maximum aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the Board of Governors of the Federal Reserve System and then applicable to assets or liabilities consisting of and including “Eurocurrency Liabilities”, as currently defined in Regulation D of the Board of Governors of the Federal Reserve System, having a term approximately equal or comparable to such LIBOR Interest Period.

“LIBOR Spread” means, with respect to any LIBOR Tranche, 2.25 percentage points per annum.

“LIBOR Tranche” means a portion of the Loan outstanding for a specific LIBOR Interest Period and bearing interest at a fixed rate based upon LIBOR (Adjusted).

“LIBOR (Unadjusted)” means, with respect to each LIBOR Tranche and the related LIBOR Interest Period, the rate of interest per annum determined by BOTW from Telerate page 3750 (or any successor thereto) as of two Business Days prior to the first day of such LIBOR Interest Period, in accordance with its customary practices, to be representative of the rates at which deposits of U.S. dollars are being offered in the London interbank eurocurrency market for delivery on the first day of such LIBOR Interest Period in an amount equal or comparable to the amount of such LIBOR Tranche and for a period of time equal or comparable to the length of such LIBOR Interest Period. LIBOR (Unadjusted), as determined by BOTW with respect to a particular LIBOR Tranche, shall be fixed at such rate for the duration of the associated LIBOR Interest Period. If BOTW is unable so to determine LIBOR (Unadjusted) for any LIBOR Tranche, or if the associated LIBOR (Adjusted) would exceed the maximum rate of interest, if any, then permitted to be charged on the Note under applicable law, Borrowers shall be deemed to have elected to have included in the Prime Rate Portion the portion of the Loan that would otherwise have been included in such LIBOR Tranche.

“Lien” means, with respect to any property or assets, any right or interest therein of a creditor to secure Debt owed to him or any other arrangement with such creditor which provides for the payment of such Debt out of such property or assets or which allows him to have such Debt satisfied out of such property or assets prior to the general creditors of any owner thereof, including without limitation any lien, mortgage, security interest, pledge, deposit, production payment, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, or any other charge or encumbrance for security purposes, whether arising by law or agreement or otherwise, but excluding any right of offset which arises without agreement in the ordinary course of business.

“Loan Documents” means this Agreement, the Security Documents, the Note, any and all Guaranties, applications for Letters of Credit, Advance requests and all other agreements, certificates, legal opinions and other documents, instruments and writings heretofore or hereafter delivered in connection herewith or therewith.

“Loan” has the meaning given such term in Section 2.1 below.

“Maturity Date” means the earlier of: (a) August 31, 2010, or (b) such date on which the Loan is due and payable in full by reason of the occurrence of an Event of Default, as established pursuant to Section 7.1 below; provided that, upon the request of Borrowers, BOTW may, in its sole discretion, extend said date to a date not later than December 31, 2012 by giving written notice of such extension to Borrowers, but nothing contained in this Agreement, the Note or any other Loan Document shall be deemed to commit or require BOTW to grant any such extension.

“Maximum Loan Amount” means $6,000,000; provided that, upon the request of Borrowers, BOTW may, in its sole discretion and upon such terms and conditions as BOTW may determine, increase said amount to an amount not greater than $10,000,000 by giving written notice of such increase to Borrowers, but nothing contained in this Agreement, the Note or any other Loan Document shall be deemed to commit or require BOTW to grant any such increase.

“Note” means a promissory note in the form of Exhibit A attached hereto and made a part hereof, duly executed and delivered by Borrowers, which promissory note shall evidence Borrowers’ obligation to repay the Loan.

“Obligated Person” means any Borrower or any Guarantor.

“Obligations” means all Debt from time to time owing by Borrowers, or any of them, to BOTW under or pursuant to any of the Loan Documents. “Obligation” means any part of the Obligations.

“Oil and Gas Interests” means any and all oil and/or gas properties, wells, leases, gas gathering systems, processing plants and other related real and/or personal property and interests now or hereafter owned by Borrowers, or any of them.

“Overborrowed Condition” means, at any time, a condition whereby the outstanding principal balance of all Advances made hereunder plus the sum of the face amounts of all Letters of Credit outstanding hereunder exceeds the Commitment Amount.

“Parent” means Sefton Resources, Inc., a corporation organized under the laws of the British Virgin Islands.

“Payment Date” means the last Business Day of each calendar month, commencing October 31, 2008.

“Person” means an individual, corporation, partnership, association, joint-stock company, trust or trustee thereof, estate or executor thereof, limited liability company, unincorporated organization or joint venture, court or governmental unit or any agency or subdivision thereof, or any other legally recognizable entity.

“Prime Rate” means the fluctuating interest rate per annum announced from time to time by BOTW as its prime rate, adjusted effective as of the effective date of any change in the prime rate so announced by BOTW. The “Prime Rate” as of the date of this Agreement is 5.0 percent per annum.

“Prime Rate Portion” means the portion of the Loan bearing interest based upon the Prime Rate.

“Prime Rate Spread” means 0.50 percentage points per annum.

“Release Date” means the earlier of the following two dates; (a) the date on which the Obligations have been paid and performed in full and the Security Documents have been released of record, or (b) the date on which the liens of the Security Documents have been foreclosed or a deed in lieu of such foreclosure has become fully effective and has been recorded.

“Security Documents” means all security agreements, deeds of trust, mortgages, chattel mortgages, pledges, guaranties, financing statements, continuation statements, extension agreements and other agreements or instruments now, heretofore, or hereafter delivered by any or all of the Obligated Persons or any other person to BOTW in connection with this Agreement, the 2007 Credit Agreement or any transaction contemplated hereby or thereby, to secure or guaranty the payment of any part of the Obligations or the performance of any other duties and obligations of any or all of the Obligated Persons under the Loan Documents, whenever made or delivered.

“Subordinated Debt” means indebtedness or other obligations of Borrowers, or any of them, in amounts satisfactory to BOTW, to the extent that the rights of the holders thereof to enforce the indebtedness and other obligations of any Borrower thereunder have been subordinated to the rights of BOTW hereunder or in connection herewith by subordination agreements executed by the holders of the Subordinated Debt and satisfactory in form and substance to BOTW.

“Tangible Net Worth” means, at any time, as to any Person: (a) the equity in such Person owned by the shareholders, members, partners or other owners of such Person, determined on a Consolidated basis in accordance with GAAP (excluding assets and liabilities resulting from any mark-to-market of unliquidated commodity hedge contracts), less (b) goodwill and any and all other intangible assets of such Person, determined on a Consolidated basis in accordance with GAAP.

“2007 Credit Agreement” has the meaning given such term in Recital A above.

“2007 Loan” means the loan previously made by BOTW to TEGOG pursuant to the 2007 Credit Agreement.

1.2           Incorporation of Exhibits.  All Exhibits attached to this Agreement are a part hereof for all purposes.

1.3           Amendment of Defined Instruments.  Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions and modifications of such agreement, instrument or document; provided that nothing contained in this section shall be construed to authorize any such renewal, extension or modification.

1.4           References and Titles.  All references in this Agreement to Exhibits, Schedules, articles, sections, subsections and other subdivisions refer to the Exhibits, Schedules, articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any subdivisions are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words “this Agreement”, “this instrument”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The phrases “this section” and “this subsection” and similar phrases refer only to the sections or subsections hereof in which such phrases occur. The word “or” has the inclusive meaning frequently identified by the phrase “and/or”. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

1.5           Calculations and Determinations.  All interest accruing under the Loan Documents shall be calculated on the basis of actual days elapsed (including the first day but excluding the last) and a year of 360 days. Unless otherwise expressly provided herein or unless BOTW otherwise consents, all financial statements and reports furnished to BOTW hereunder shall be prepared and all financial computations and determinations pursuant hereto shall be made in accordance with GAAP or with another accounting system agreed to in writing by BOTW.

ARTICLE II
THE LOAN

2.1           The Loan.

(a)           Subject to the other terms and conditions of this Agreement: (1) Borrowers shall be deemed to have requested, and Lenders shall be deemed to have made, an Advance hereunder on the date hereof in the amount of the entire outstanding principal balance of the 2007 Loan, in order to refinance the 2007 Loan as of the date of this Agreement, (2) BOTW agrees to make Advances to Borrowers from time to time requested upon,. with respect to any such Advance, written notice to BOTW from Borrowers no later than noon, Denver time, at least one Business Day prior to such Advance, and (3) BOTW agrees to issue Letters of Credit from time to time requested upon, with respect to any such Letter of Credit, written notice to BOTW from Borrowers no later than five Business Days prior to the date of issuance of such Letter of Credit. Not later than 10 Business Days after receipt of any invoice therefor from BOTW, Borrowers shall pay to BOTW any and all interest, fees and other non-principal amounts that may be payable by TEGOG pursuant to the terms of the 2007 Credit Agreement and that are not being refinanced as described in Section 2.1(a)(1) above.

(b)           Each request by Borrowers for an Advance shall be in the form of Exhibit B attached hereto and made a part hereof. Each request by Borrowers for the issuance of a Letter of Credit shall be in the form of Exhibit C attached hereto and made a part hereof and shall be accompanied by an application for issuance of a letter of credit on BOTW’s then-standard form, duly executed by Borrowers.

(c)           BOTW shall not have any obligation to:  make an Advance on or after the Maturity Date, (2) issue or renew a Letter of Credit which expires after the Maturity Date, (3) make an Advance in an amount less than $25,000, unless such Advance is in the amount of the entire then-remaining availability of the Commitment Amount, (4) issue a LIBOR Tranche as to which the LIBOR Interest Period does not expire prior to the Maturity Date, (5) issue a LIBOR Tranche at any time when three or more prior LIBOR Tranches remain outstanding, (6) issue a LIBOR Tranche in an amount less than $500,000, or (7) make an Advance or issue a Letter of Credit if, after such Advance is made or such Letter of Credit is issued, the outstanding principal balance of all Advances made hereunder plus the sum of the face amounts of all Letters of Credit outstanding hereunder would exceed the Commitment Amount.

(d)           Each payment by BOTW under a Letter of Credit shall be deemed to be an Advance, bearing interest from the date of such payment, shall be entitled to all benefits of the Security Documents and shall be subject to all terms of this Agreement and any and all other applicable Loan Documents.

(e)           The Advances and Letters of Credit described in this Section 2.1 shall be herein collectively referred to as the “Loan”. Within the limitations set forth in this Section 2.1 and subject to the other terms and provisions of this Agreement, Borrowers may borrow, repay and reborrow the Loan hereunder.

2.2           The Note; Interest.

(a)           Borrowers’ obligation to repay the Loan, with interest thereon, shall be evidenced by the Note. In the event any provision contained in the Note conflicts with a provision contained in this Agreement, the provisions of this Agreement shall control.

(b)           At any time and from time to time hereafter (except at any time that the Borrowing Base is an amount not in excess of $5,000,000), if Borrowers desire to include in a LIBOR Tranche all or any portion of the Loan which is not already included in a LIBOR Tranche, Borrowers shall deliver an Interest Rate Election to BOTW at least three Business Days prior to the first day of the requested LIBOR Interest Period, specifying the dollar amount they desire to have included in the LIBOR Tranche, the first day of the LIBOR Interest Period and the duration of the LIBOR Interest Period; provided that. Any portion of the Loan which is not included in a LIBOR Tranche shall be included in the Prime Rate Portion.

(c)           (1) Except as otherwise provided in (3) below, interest on each LIBOR Tranche shall accrue at a fixed annual rate equal to LIBOR (Adjusted) with respect to such LIBOR Tranche plus the LIBOR Spread. (2) Except as otherwise provided in (3) below, interest on the Prime Rate Portion shall accrue at a fluctuating annual rate equal to the Prime Rate plus the Prime Rate Spread. (3) From and after the occurrence, and during the continuance, of any Event of Default hereunder, interest on overdue principal and (to the extent permitted under applicable law) overdue interest, whether caused by acceleration of maturity or otherwise, shall accrue, from the date of occurrence of the Event of Default until the date the Event of Default is cured, at a fluctuating annual rate equal to the Prime Rate plus five percentage points per annum.

(d)           Interest accrued on the Prime Rate Portion shall be due and payable on each Payment Date. Interest accrued on each LIBOR Tranche shall be due and payable on the last day of the LIBOR Interest Period for such LIBOR Tranche (and, in the case of any LIBOR Tranche having a LIBOR Interest Period in excess of three months, on the three-month anniversary of the first day of such LIBOR Interest Period). Any then-outstanding interest on the Loan shall be due and payable not later than the Maturity Date.

2.3           Mandatory Principal Payments.

(a)           If for any reason the outstanding principal balance of all Advances plus the sum of the face amounts of all outstanding Letters of Credit shall exceed the Commitment Amount, Borrowers shall, not later than 30 days after written notice thereof from BOTW:  pay the excess to BOTW in a lump sum; or (2) commence (and thereafter continue) an amortization schedule under which Borrowers repay an amount at least equal to the excess in six equal monthly principal installments on the last Business Day of each calendar month, which amounts shall be in addition to the monthly interest payments and any other principal payments otherwise due, such that the entire excess is paid within six months; or (3) execute and deliver to BOTW additional mortgages, supplements to mortgages or other instruments satisfactory in form and substance to BOTW, by which Borrowers mortgage, pledge or hypothecate to BOTW, or create a security interest in for the benefit of BOTW, sufficient additional Oil and Gas Interests to induce BOTW to make a redetermination of the Borrowing Base such that the Commitment Amount is increased to an amount no less than the outstanding principal balance of all Advances plus the sum of the face amounts of all outstanding Letters of Credit.

(b)           The outstanding principal balance of the Loan, together with all unpaid fees and expenses relating thereto, shall be due and payable not later than the Maturity Date.

2.4           Voluntary Prepayments.  Borrowers shall have the right to prepay the Loan at any time, in whole or in part, without penalty or premium (except as otherwise described in Section 3.8 below).

2.5           Termination of Agreement.  Borrowers shall have the right at any time and from time to time, upon not less than three Business Days’ prior written notice to BOTW, to terminate this Agreement. Upon any termination of this Agreement, Borrowers shall, at the time of such termination, prepay the Loan in full and cause all outstanding Letters of Credit to be terminated and BOTW released from any and all liabilities thereunder or in connection therewith. Any such prepayment shall be without penalty or premium (except as otherwise described in Section 3.8 below).

2.6           Payments to BOTW.  Borrowers will pay to BOTW each payment which Borrowers owe under the Loan Documents not later than 12:00 noon, Denver time, on the due date, in lawful money of the United States of America and in immediately available funds. Any payment received after such time will be deemed to have been made on the next following Business Day. Except as otherwise provided in this Agreement as to LIBOR Tranches, should any such payment become due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, in the case of a payment of principal or past due interest, interest shall accrue and be due and payable thereon for the period of such extension. Each payment under a Loan Document shall be due and payable at the place provided therein or, if no specific place of payment is provided, shall be due and payable at the place of payment of the Note.

2.7           Use of Proceeds.  In no event shall the proceeds of the Loan be used directly or indirectly for the purpose, whether immediate, incidental or ultimate, of purchasing, acquiring or carrying any “margin stock” (as such term is defined in Regulation U promulgated by the Board of Governors of the Federal Reserve System) or to extend credit to others directly or indirectly for the purpose of purchasing or carrying any such margin stock or margin securities. Borrowers represent and warrant to BOTW that no Borrower is engaged principally, or as one of its important activities, in the business of extending credit to others for the purpose of purchasing or carrying such margin stock. The proceeds of the Loan shall be used solely for the refinancing of the Prior Loan, the funding of capital expenditures relating to the acquisition, exploration, drilling and development of oil and gas properties by Borrowers, general working capital purposes and the issuance of Letters of Credit as required for the conduct of Borrowers’ businesses.

2.8           Borrowing Base Procedures.  Based upon the engineering reports submitted by Borrowers pursuant to Section 6.1(b) below and upon such other information and data as BOTW deems relevant, BOTW will redetermine the Borrowing Base: (a) as of the first day of each Borrowing Base Period, and (b) up to one additional time per Borrowing Base Period at the discretion of BOTW, and (c) up to one additional time per Borrowing Base Period at the discretion of Borrowers. BOTW shall advise Borrowers of each redetermination of the Borrowing Base by providing to Borrowers a Borrowing Base Notice approximately 10 days prior to the effectiveness of the redetermined Borrowing Base; provided that if, due to any failure by Borrowers to submit in a timely manner any engineering report or other information required to be submitted by Borrowers hereunder or, if requested in writing by BOTW, any additional information or data needed in connection with a redetermination of the Borrowing Base or due to any other reason beyond the control of BOTW, BOTW does not provide a Borrowing Base Notice at the time described above, then, unless BOTW gives notice to the contrary to Borrowers, the Borrowing Base from the previous period shall be carried over into the new period until a Borrowing Base Notice has been sent to Borrowers by BOTW.

ARTICLE III
SECURITY; FEES; LETTERS OF CREDIT

3.1           The Security.  The Obligations will be secured by any and all Security Documents executed and delivered in connection with the 2007 Credit Agreement or contemporaneously with the execution and delivery of this Agreement and any additional Security Documents hereafter delivered by any Obligated Person and accepted by BOTW.

3.2           Perfection and Protection of Security Interests and Liens.  Borrowers and each Guarantor Subsidiary will from time to time deliver to BOTW any amendments, financing statements, continuation statements, extension agreements and other documents, properly completed and executed (and acknowledged when required), in form and substance reasonably satisfactory to BOTW, which BOTW may request for the purpose of perfecting, confirming or protecting BOTW’s Liens and other rights in the Collateral.

3.3           Bank Accounts and Offset.  To secure the repayment of the Obligations, Borrowers hereby grant to BOTW a security interest, a lien, and a right of offset, each of which shall be upon and against: (a) any and all moneys, securities or other property (and the proceeds therefrom) of any Borrower now or hereafter held or received by or in transit to BOTW from or for the account of any Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise, (b) any and all deposits (general or special, time or demand, provisional or final) of any Borrower with BOTW, and (c) any other credits and claims of any Borrower at any time existing against BOTW, including without limitation claims under certificates of deposit. Upon the occurrence of any Default, BOTW is hereby authorized to foreclose upon, offset, appropriate, and apply, at any time and from time to time, without prior notice to Borrowers, any and all items hereinabove referred to against the Obligations (whether or not the Obligations are then due and payable).

3.4           Fees.

(a)           Borrowers shall pay to BOTW, for the time period commencing on the date hereof through the Maturity Date, on the last day of each calendar quarter prior to the Maturity Date, commencing with the calendar quarter ending December 31, 2008, and on the Maturity Date, for the time period from the end of the last such calendar quarter through the Maturity Date, a commitment fee in an amount equal to: (1) one-half of one percentage point per annum, times (2) the excess, if any, of: (A) the Commitment Amount, over (B)(1) the outstanding principal balance of all Advances plus (2) the sum of the face amounts of all outstanding Letters of Credit, computed on a daily basis for such calendar quarter or other time period.

(b)           Borrowers shall pay to BOTW with respect to each Letter of Credit a fee in an amount equal to the greater of:  (1) two percent per annum times the face amount of such Letter of Credit, or (2) $500.00, which fee shall be due and payable at the time of issuance (and again at the time of any renewal) of such Letter of Credit. In addition, Borrowers shall pay to BOTW any and all amendment, transfer, negotiation and other fees payable from time to time in accordance with BOTW’s then-current fee policies.

(c)           Borrowers shall pay to BOTW upon execution and delivery of this Agreement: (1) a loan fee in the amount of $5,000, and (2) a fee in the amount of $13,500 in connection with the increase in the Maximum Loan Amount from the amount in effect under the 2007 Credit Agreement.

(d)           Borrowers shall pay to BOTW, on August 14 of each year until the Loan has been repaid in full and this Agreement has been terminated, commencing August 14, 2009, a facility fee in the amount of one-quarter of one percent times the Commitment Amount in effect as of such anniversary date.

(e)           Contemporaneously with any and all increases in the Maximum Loan Amount hereafter requested by Borrowers and agreed to by BOTW, Borrower shall pay to BOTW a loan fee in an amount equal to: (1) one-half of one percent, times (2)(A) the amount to which the Maximum Loan Amount is being increased, minus (B) the greater of: (i) $6,000,000, or (ii) the largest Maximum Loan Amount on which Borrowers have previously paid a fee to BOTW pursuant to this Section 3.4(e).

3.5           Obligations Absolute.  The obligation of Borrowers to repay any amount drawn on BOTW pursuant to the terms of a Letter of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

(a)           The existence of any claim, set-off, defense or other right which Borrowers may have at any time against any beneficiary of a Letter of Credit (or any Person for whom any such beneficiary may be acting) or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or any unrelated transactions;

(b)           Any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; or

(c)           Payment by BOTW under any Letter of Credit against presentation of a draft or certificate which does not comply in all material respects with the terms of such Letter of Credit.

Payment by Borrowers of a reimbursement obligation in connection with a Letter of Credit issued pursuant to this Agreement shall not be deemed a waiver of any rights of Borrowers against BOTW under Section 3.7(d) below.

3.6           Indemnification.  Each Borrower hereby indemnifies and holds harmless BOTW from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which BOTW may incur (or which may be claimed against BOTW by any Person) by reason of or in connection with the execution and delivery or transfer of or payment or failure to pay under any Letter of Credit; provided, however, that Borrowers shall not be required to indemnify BOTW for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by the willful misconduct or gross negligence of BOTW in connection with paying a draft presented under a Letter of Credit. Nothing in this Section 3.6 is intended to limit the obligation of Borrowers to repay any amount drawn on BOTW pursuant to the terms of a Letter of Credit.

3.7           Liability of BOTW.  Borrowers assume all risks of the acts or omissions of any beneficiary or permitted transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither BOTW nor any of its employees, officers or directors shall be liable or responsible for:

(a)           The use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary or transferee thereof in connection therewith;

(b)           The validity, sufficiency or genuineness of documents, or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged;

(c)           Except as otherwise provided in Section 3.7(d) below, payment by BOTW against presentation of documents which do not comply with the terms of the applicable Letter of Credit, including failure of any documents to bear any reference or adequate reference to the applicable Letter of Credit; or

(d)           Any other circumstance whatsoever in making or failing to make payment under the Letter of Credit, except only that Borrowers shall have a claim against BOTW, and BOTW shall be liable to Borrowers, to the extent, but only to the extent, of any direct (as opposed to consequential) damages suffered by Borrowers which were caused by:

(1)           BOTW’s willful misconduct, bad faith or gross negligence in connection with the Letter of Credit; or

(2)           BOTW’s bad-faith or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a draft and certificate strictly complying with the terms and conditions of such Letter of Credit.

3.8           Special LIBOR Provisions.

(a)           If BOTW shall reasonably determine (which determination shall, upon notice thereof to Borrowers, be conclusive and binding upon Borrowers and BOTW) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any central bank or other governmental authority having jurisdiction asserts that it is unlawful, for BOTW to fund, continue or maintain any LIBOR Tranche, the obligation of BOTW to fund, continue or maintain any such LIBOR Tranche shall, upon such determination, forthwith be suspended until BOTW shall notify Borrowers that the circumstances causing such suspension no longer exist, and all LIBOR Tranches shall automatically be converted into the Prime Rate Portion at the end of the then-current LIBOR Interest Periods with respect thereto or sooner, if required by such law or assertion.

(b)           If BOTW shall reasonably determine that:

(1)           U.S. Dollar deposits in the relevant amount and for the relevant LIBOR Interest Period are not available to BOTW in its relevant market; or

(2)           By reason of circumstances affecting BOTW’s relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBOR Tranches; then, upon notice from BOTW to Borrowers, the obligation of BOTW to include any portion of the Loan in a LIBOR Tranche shall forthwith be suspended until BOTW shall notify Borrowers that the circumstances causing such suspension no longer exist.

(c)           Borrowers agree to reimburse BOTW for any increase in the cost to BOTW of, or any reduction in the amount of any sum receivable by BOTW in respect of, funding, continuing or maintaining (or of its obligation to fund, continue or maintain) any LIBOR Tranche; provided that the foregoing shall not apply to increases resulting from general increases in interest rates or general increases in BOTW’s administrative expenses or overhead costs. BOTW shall promptly notify Borrowers in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate BOTW for such increased cost or reduced amount. Such additional amount shall be due and payable by Borrowers to BOTW within fifteen days of Borrowers’ receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on Borrowers.

(d)           In the event BOTW shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by BOTW to fund, continue or maintain any portion of the principal amount of any LIBOR Tranche) as a result of:

(1)           Any conversion, repayment or prepayment (whether voluntary or mandatory) of the principal amount of any LIBOR Tranche on a date other than the scheduled last day of the LIBOR Interest Period applicable thereto; or

(2)           Any requested LIBOR Tranche not being funded as a LIBOR Tranche in accordance with the provisions of this Agreement or the Interest Rate Election therefor; then, upon the written notice by BOTW to Borrowers, Borrowers shall, within fifteen days of receipt thereof, pay BOTW such amount as will (in the reasonable determination of BOTW) reimburse BOTW for such loss or expense. Such written notice shall, in the absence of manifest error, be conclusive and binding upon Borrowers.

3.9           Increased Capital Costs.  If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by BOTW or any Person controlling BOTW, and BOTW reasonably determines that the rate of return on its or such controlling Person’s capital as a consequence of the portion of the Loan included in a LIBOR Tranche is reduced to a level below that which BOTW or such controlling Person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by BOTW to Borrowers, Borrowers hereby agree to pay to BOTW, within fifteen days of the effective date of such notice, such additional amount (as may be reasonably determined by BOTW) sufficient to compensate BOTW or such controlling Person for such reduction in rate of return. A statement to Borrowers by BOTW as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding upon Borrowers.

3.10           Taxes.  All payments by Borrowers of principal of, and interest on, the Loan and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by BOTW’s net income or receipts (such non-excluded items being called “Taxes”). In the event that any withholding or deduction from any payment to be made by Borrowers hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, Borrowers will:

(a)           Pay directly to the relevant authority the full amount required to be so withheld or deducted;

(b)           Promptly forward to BOTW an official receipt or other documentation satisfactory to BOTW evidencing such payment to such authority; and

(c)           Pay BOTW such additional amount or amounts as may be necessary to ensure that the net amount actually received by BOTW will equal the full amount BOTW would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against BOTW with respect to any payment received by BOTW hereunder, BOTW may pay such Taxes and Borrowers will promptly pay such additional amounts (including any penalties, interest or expenses) as may be necessary in order that the net amount received by BOTW after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount BOTW would have received had not such Taxes been asserted.

If Borrowers fail to pay any Taxes when due to the appropriate taxing authority or fail to remit to BOTW the required receipts or other required documentary evidence, then Borrowers shall indemnify, save and hold harmless BOTW from and against any incremental Taxes, interest or penalties that may become payable by BOTW as a result of any such failure.

ARTICLE IV
CONDITIONS PRECEDENT TO LOAN

4.1           Initial Conditions Precedent.  BOTW shall have no obligation to make the Initial Advance or any subsequent Advance or to issue any Letter of Credit unless BOTW shall have received all of the following at its office in Denver, Colorado, duly executed and delivered and in form, substance and date satisfactory to BOTW:

(a)           The Note.

(b)           An “Omnibus Certificate” of an officer of each Borrower, which shall contain the names and signatures of the officers of such Borrower authorized to execute Loan Documents and which shall certify to the truth, correctness and completeness of the following exhibits attached thereto: (1) a copy of the articles of incorporation of such Borrower and all amendments thereto, (2) a copy of the bylaws of such Borrower and all amendments thereto, and (3) a copy of the resolutions of the board of directors of such Borrower authorizing this Agreement and the transactions contemplated hereby.

(c)           A “Compliance Certificate” of an officer of each Borrower in which such person certifies to the satisfaction of the conditions set out in subsections (a), (b), and (c) of Section 4.2 below.

(d)           The Security Documents.

(e)           Such title opinions, supplemental title opinions, title reports, title insurance policies, UCC searches and other title information concerning Borrowers’ title to the Borrowing Base Properties or any portions thereof as may be satisfactory to BOTW.

(f)           Any and all other Loan Documents.

(g)           The loan fee payable pursuant to Section 3.4(c) above.

4.2           Additional Conditions Precedent.  BOTW shall have no obligation to make the Initial Advance or any subsequent Advance or to issue any Letter of Credit unless the following conditions precedent have been satisfied:

(a)           All representations and warranties made by any Obligated Person in any Loan Document shall be true on and as of the date of the Advance or the date of issuance of the Letter of Credit as if such representations and warranties had been made as of the date hereof.

(b)           No Default shall exist as of the date of the Advance or the date of issuance of the Letter of Credit.

(c)           Each Obligated Person shall have performed and complied with all agreements and conditions herein required to be performed or complied with by it on or prior to the date of the Advance or the date of issuance of the Letter of Credit.

(d)           The making of the Advance or the issuance of the Letter of Credit shall not be prohibited by any law or any regulation or order of any court or governmental agency or authority and shall not subject BOTW to any penalty or other onerous condition under or pursuant to any such law, regulation or order.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.1           Borrowers’ Representations and Warranties.  To induce BOTW to enter into this Agreement and to make the Loan, Borrowers represent and warrant to BOTW (which representations and warranties shall survive the delivery of the Note and shall be deemed to be continuing representations and warranties until repayment in full of the Loan) that:

(a)           No Default.  Borrowers are not in default in any material respect in the performance of any of the covenants and agreements contained herein. No event has occurred and is continuing which constitutes a Default.

(b)           Organization and Good Standing.  Each of TEGOG and TEGMC is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, having all powers required to carry on its business and enter into and carry out the transactions contemplated hereby. Parent is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands, having all powers required to carry on its business and enter into and carry out the transactions contemplated hereby. Each Borrower is duly qualified, in good standing, and authorized to do business in all other jurisdictions wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such qualification necessary.

(c)           Authorization.  Each Borrower has duly taken all action necessary to authorize the execution and delivery by it of the Loan Documents and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder.

(d)           No Conflicts or Consents.  The execution and delivery by the various Obligated Persons of the Loan Documents to which each is a party, the performance by each of its obligations under such Loan Documents, and the consummation of the transactions contemplated by the various Loan Documents, do not and will not: (1) conflict with any provision of: (A) any domestic or foreign law, statute, rule or regulation, (B) the governing documents of any Obligated Person, or (C) any agreement, judgment, license, order or permit applicable to or binding upon any Obligated Person, (2) result in the acceleration of any Debt owed by any Obligated Person, or (3) result in or require the creation of any Lien upon any assets or properties of any Obligated Person except as expressly contemplated by the Loan Documents. Except as expressly contemplated by the Loan Documents, no consent, approval, authorization or order of, and no notice to or filing with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by any Obligated Person of any Loan Document or to consummate any transactions contemplated by the Loan Documents.

(e)           Enforceable Obligations.  This Agreement is, and the other Loan Documents when duly executed and delivered will be, legal and binding obligations of each Obligated Person which is a party hereto or thereto, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors’ rights and as limited by general equitable principles.

(f)           Initial Financial Statements.  The Initial Financial Statements fairly present Parent’s Consolidated financial positions at the dates thereof. Since the dates of the Initial Financial Statements of Parent, no material adverse change has occurred in Parent’s financial condition or business.

(g)           Other Obligations.  No Borrower has outstanding Debt of any kind (including contingent obligations, tax assessments, and unusual forward or long-term commitments) which is not set forth in the Initial Financial Statements or has not otherwise been previously disclosed in writing to BOTW, except for Debt items that would not cause a material adverse change in the financial condition of Borrowers from that contained in the Initial Financial Statements.

(h)           Full Disclosure.  No certificate, statement or other information delivered herewith or heretofore by any Borrower to BOTW in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact known to any Borrower necessary to make the statements contained herein or therein not misleading in any material respect as of the date made or deemed made. At the date of this Agreement, no Borrower is aware of any material fact that has not been disclosed to BOTW in writing which could materially and adversely affect any Borrower’s properties, businesses, prospects or condition (financial or otherwise). To the best of each Borrower’s knowledge, the Initial Engineering Report is based upon complete and accurate factual information in all material respects, it being understood that the Initial Engineering Report is necessarily based upon professional opinions, estimates and projections and that Borrowers do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

(i)           Litigation.  Except as disclosed in the Initial Financial Statements: (1) there are no actions, suits or legal, equitable, arbitrative or administrative proceedings pending, or to the knowledge of any Borrower threatened, against any Obligated Person before any federal, state, municipal or other court, department, commission, body, board, bureau, agency, or instrumentality, domestic or foreign, which do or may materially and adversely affect any Obligated Person, any Affiliate of any Borrower, any Obligated Person’s ownership or use of any of its assets or properties, its business or-financial condition or prospects, or the right or ability of any Obligated Person to enter into the Loan Documents or perform its obligations thereunder and (2) there are no outstanding judgments, injunctions, writs, rulings or orders by any such governmental entity against any Obligated Person which have or may have any such effect.

(j)           Title to Properties.  To the best of each Borrower’s knowledge, Borrowers have good and defensible title to the Borrowing Base Properties, free and clear of all liens, encumbrances and defects of title, except for covenants, restrictions, rights, easements, liens, encumbrances and minor irregularities in title which do not materially interfere with the occupation, use and enjoyment of such Borrowing Base Properties in the normal course of business as presently conducted or materially impair the value thereof for such business. Each Borrower enjoys peaceful and undisturbed possession under all material leases under which it operates, and all such leases are valid and subsisting, with no material default existing thereunder.

(k)           Place of Business.  The chief executive office and principal place of business of Borrowers are located at 2050 South Oneida Street, Suite 102, Denver, Colorado 80224.

(l)           Taxes.  All tax returns required to be filed by any Borrower in any jurisdiction prior to the date hereof have been filed; all taxes, assessments, fees and other governmental charges upon each Borrower or upon any of its properties, income or franchises, which are due and payable have been paid, or adequate reserves have been provided for payment thereof, except for amounts that would not have a material adverse effect on the financial condition of any Borrower.

(m)           Use of Proceeds.  No Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the Loan will be used to purchase or carry any such margin stock or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock. Neither any Borrower nor any Person acting on any Borrower’s behalf has taken or will take any action which might cause this Agreement or the Note or the application of the proceeds of the Loan to violate either of said Regulations U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934, in each case as now in effect or as the same may hereafter be in effect.

(n)           Environmental Matters.  None of Borrowers, any of the Borrowing Base Properties or any other properties of Borrower is in violation, in any material respect, of any Applicable Environmental Law, assuming disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances pertaining thereto. There is no existing, pending or, to the best knowledge of any Borrower, threatened investigation or inquiry by any governmental authority in connection with any Applicable Environmental Laws. Each Borrower has taken all reasonable steps necessary to determine that no hazardous substances or solid wastes have been disposed of or otherwise released on or to the Borrowing Base Properties or any other properties of any Borrower. No Borrower has caused or permitted the disposal or other release of any hazardous substance or solid waste (as defined in any Applicable Environmental Law) on or to the Borrowing Base Properties or any other properties of any Borrower.

(o)           Investment Company Act Not Applicable.  No Borrower is an “investment company” or a person “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(p)           ERISA.  No Borrower has any obligations governed by ERISA.

5.2           Representations by BOTW.  BOTW hereby represents that it will acquire the Note for its own account in the ordinary course of its commercial banking business; however, the disposition of BOTW’s property shall at all times be and remain within its control and this section does not prohibit BOTW’s sale of the Note or of any participation in the Note to any bank, financial institution, investor or other purchaser.

ARTICLE VI
COVENANTS OF BORROWERS

6.1           Affirmative Covenants.  Borrowers warrant, covenant and agree that, until the full and final payment of the Obligations and the termination of this Agreement, unless BOTW has previously agreed otherwise in writing;

(a)           Payment and Performance.  Borrowers will pay all amounts due under the Loan Documents in accordance with the terms thereof and will in all material respects observe, perform and comply with every covenant, term and condition express or implied in the Loan Documents. Borrowers will also cause each Guarantor to observe, perform and comply with every such term, covenant and condition, to the extent applicable to such Guarantor.

(b)           Books, Financial Statements and Records.  Borrowers will at all times maintain full and accurate books of account and records, will maintain a standard system of accounting in accordance with GAAP and will furnish the following statements and reports to BOTW at Borrowers’ expense:

(1)           As soon as available, and in any event within 120 days after the end of each Fiscal Year, commencing with the Fiscal Year ending December 31, 2008, the audited Consolidated and consolidating financial statements of Parent, containing at least a statement of income, shareholders’ equity and cash flow of Parent for such Fiscal Year and a balance sheet of Parent as at the end of such Fiscal Year, setting forth in comparative form the corresponding figures for the preceding Fiscal Year, in reasonable detail in accordance with GAAP, accompanied by an opinion of Chantrey Vellacott DFK or another firm of independent certified public accountants chosen by Parent and acceptable to BOTW, which opinion shall be unqualified and shall state that said financial statements have been prepared in accordance with GAAP and fairly present the Consolidated financial position and the results of operations of Parent as of the end of and for such Fiscal Year;

(2)           As soon as available and in any event within 45 days after the end of each Fiscal Quarter (except the last Fiscal Quarter of each Fiscal Year), commencing with the Fiscal Quarter ending September 30, 2008, the unaudited Consolidated and consolidating financial statements of Parent, containing at least a statement of income, shareholders’ equity and cash flow of Parent for such Fiscal Quarter and for the Fiscal Year to date and a balance sheet of Parent as at the end of such Fiscal Quarter, setting forth in comparative form the corresponding figures for the same Fiscal Quarter of the preceding Fiscal Year and for the preceding Fiscal Year to date, in reasonable detail in accordance with GAAP;

(3)           At the time of submission of the financial statements described in (1) and (2) above, a report in the form of Exhibit E attached hereto and made a part hereof, signed by an officer of Parent: (A) attesting to the authenticity of such financial statements, (B) stating that he has read this Agreement and the Security Documents, and (C) stating that after reviewing the financial statements described above he has concluded that there did not exist any condition or event as of the date of such financial statements or at the time of his report which constituted an Event of Default or a Default, or, if he did conclude that such condition or event existed, specifying the nature and period of existence of any such condition or event;

(4)           By April 1 of each year, commencing April 1, 2009, an engineering report and economic evaluation prepared by one or more independent petroleum engineers chosen by Borrowers and acceptable to BOTW, covering all oil or gas properties and interests included in the Borrowing Base Properties. These engineering reports shall be in form and substance satisfactory to BOTW and shall contain information and analysis comparable in scope to that contained in the Initial Engineering Report; and

(5)           As soon as available, and in any event within 45 days after the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending September 30, 2008, a report describing, for each calendar month during such Fiscal Quarter, the gross volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Borrowing Base Properties, and describing the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month.

(c)           Other Information and Inspections.  Each Borrower will furnish to BOTW any information which BOTW may from time to time request concerning any covenant, provision or condition of the Loan Documents or any matter in connection with Borrower’s business and operations. Each Borrower will permit representatives appointed by BOTW, including independent accountants, agents, attorneys, appraisers and any other persons, to visit and inspect, at their sole risk, any of such Borrower’s property, including its books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain, and each Borrower shall permit BOTW or its representatives to investigate and verify the accuracy of the information furnished to BOTW in connection with the Loan Documents and to discuss all such matters with its officers, managers, employees and representatives.

(d)           Notice of Material Events.  Borrowers will promptly notify BOTW: (1) of any material adverse change in the financial condition of any Borrower, (2) of the occurrence of any Default, (3) of the acceleration of the maturity of any Debt owed by any Borrower or of any default by any Borrower under any indenture, mortgage, agreement, contract or other instrument to which any Borrower is a party or by which any Borrower or any of any Borrower’s properties is bound, (4) of any uninsured claim of $100,000 or more asserted against any Borrower or any of its properties, (5) of the filing of any suit or proceeding against any Borrower (or the occurrence of any material development in any such suit or proceeding) in which an adverse decision could have a material adverse effect upon such Borrower’s financial condition, business or operations (or could result in a judgment not covered by insurance of $100,000 or more against any Borrower), (6) of the adoption by any Borrower of any ERISA Plan, (7) of the merger or consolidation of any Borrower with any other business entity, (8) of the sale, transfer, lease, exchange or disposal by any Borrower of any material assets or properties or any proved oil or gas reserves with a value in excess of $100,000, except sales of already-severed hydrocarbons and other products in the ordinary course of any Borrower’s business, and (9) of the occurrence of any of the following: a material adverse change in the financial condition of any Guarantor, a default by any Guarantor with respect to any material indebtedness owed by any Guarantor to any Person or the filing by any Guarantor of any petition for bankruptcy protection. Upon the occurrence of any of the foregoing, Borrowers will take all necessary or appropriate steps to remedy promptly any such material adverse change, Default, or default, to protect against any such adverse claim, to defend any such suit or proceeding, and to resolve all controversies on account of any of the foregoing. Borrowers will also notify BOTW in writing at least twenty Business Days prior to the date that any Borrower changes its name or the jurisdiction under the laws of which it is organized, furnishing with such notice any necessary financing statements or requesting BOTW and its counsel to prepare the same.

(e)           Maintenance of Existence and Qualifications.  Each Borrower will maintain and preserve its existence and its rights and franchises in full force and effect and will qualify to do business in all states or jurisdictions where required by applicable law, except where the failure so to qualify will not have any material adverse effect on such Borrower.

(f)           Maintenance of Properties.  Each Borrower will in all material respects maintain, preserve, protect and keep all property used or useful in the conduct of its business in accordance with the standards of a reasonable and prudent operator.

(g)           Payment of Trade Debt, Taxes, etc.  Each Borrower will: (1) timely file all required tax returns; (2) timely pay all taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or property; (3) pay all Debt owed by it on ordinary trade terms to vendors, suppliers and other Persons providing goods and services used by it in the ordinary course of its business; and (4) maintain appropriate accruals and reserves for all of the foregoing Debt in accordance with its present system of accounting. Each Borrower will pay and discharge in all material respects, when due, all other Debt, taxes or assessments now or hereafter owed by it. Any Borrower may, however, delay paying or discharging any such Debt so long as it is in good faith contesting the validity thereof by appropriate proceedings and has set aside on its books adequate reserves therefor.

(h)           Insurance.  Each Borrower will maintain with financially sound and reputable insurance companies, insurance with respect to its business, operations and properties in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business.

(i)           Payment of Expenses.  Borrowers will promptly (and in any event within 30 days after any invoice or other statement or notice) pay all reasonable costs and expenses incurred by or on behalf of BOTW (including attorneys’ fees and engineering fees) in connection with: (1) the preparation, execution and delivery of this Agreement and the other Loan Documents (including without limitation any and all future amendments or supplements thereto or restatements thereof), and any and all consents, waivers or other documents or instruments relating thereto, (2) the filing, recording, refiling and re-recording of any Security Documents and any other documents or instruments or further assurances required to be filed or recorded or refiled or re-recorded by the terms of any Loan Document, (3) the examination of Borrowers’ title to the Collateral, (4) any determination or redetermination of the Borrowing Base, and (5) the enforcement, after the occurrence of a Default or an Event of Default, of the Loan Documents; provided that, with respect to costs and expenses incurred by or on behalf of BOTW in connection with this Agreement prior to the first Advance hereunder as described in clauses (1) and (3) above, Borrowers shall not be liable for any amount in excess of $10,000.

(j)           Performance on Borrowers’ Behalf.  If any Borrower fails to pay any taxes, insurance premiums or other amounts it is required to pay under any Loan Document, BOTW may pay the same. Such Borrower shall immediately reimburse BOTW for any such payments, and each amount paid shall constitute a part of the Obligations, shall be secured by the Security Documents and shall bear interest at the rate described in Section 2.2(c)(3) above, from the date such amount is paid by BOTW until the date such amount is repaid to BOTW.

(k)           Compliance with Agreements and Law.  Each Borrower will perform all material obligations it is required to perform under the terms of each indenture, mortgage, deed of trust, security agreement, lease, franchise, agreement, contract or other instrument or obligation to which it is a party or by which it or any of its properties is bound in such a way that they result in no material adverse effect upon the Borrowing Base Properties or such Borrower’s ability to perform its obligations under this Agreement. Each Borrower will in all material respects conduct its business and affairs in compliance with all laws, regulations, and orders applicable thereto (including without limitation all Applicable Environmental Laws).

(l)           Certifications of Compliance.  Borrowers will furnish to BOTW at Borrowers’ expense all certifications which BOTW from time to time reasonably requests, as to the accuracy and validity of or compliance with all representations, warranties and covenants made by any Borrower in the Loan Documents, the satisfaction of all conditions contained therein, and all other matters pertaining thereto.

(m)           Additional Security Documents.  Promptly after a request therefor by BOTW at any time and from time to time, Borrowers will execute and deliver to BOTW such additional Security Documents and/or amendments to existing Security Documents as BOTW may deem necessary or appropriate in order to grant to BOTW a perfected lien on and security interest in any or all oil and/or gas interests owned by Borrowers, or any of them, and Borrowers will take all reasonable steps to ensure that the Security Documents at all times cover a minimum of 80 percent of the present value, calculated using a discount factor of 10 percent per annum, of the future oil, gas, coalbed-methane or other mineral production from the Borrowing Base Properties.

(n)           Environmental Matters.  Borrowers shall keep the Borrowing Base Properties free of any hazardous substance or solid waste (except as permitted by applicable law) and shall remove the same (or if removal is prohibited by law, take whatever actions are required by law) promptly upon discovery at its sole expense. Upon BOTW’s reasonable request, at any time and from time to time during the existence of this Agreement, Borrowers shall provide to BOTW, at Borrowers’ sole expense, an inspection or audit of the Borrowing Base Properties from an engineering or consulting firm approved by BOTW, indicating the presence or absence of hazardous substances and solid waste on the Borrowing Base Properties.

(o)           Guarantor Subsidiaries.  Not later than 15 days prior to the formation or acquisition by any Borrower of any Guarantor Subsidiary, such Borrower will notify BOTW of its intention to do so. If so requested by BOTW at any time thereafter, such Borrower will cause such Guarantor Subsidiary to execute and deliver to BOTW a Guaranty and such other documents as BOTW may reasonably request, all in form and substance satisfactory to BOTW, and to take such other actions as BOTW may reasonably request in connection with such Guarantor Subsidiary becoming a Guarantor hereunder, including without limitation documents granting to BOTW a perfected lien on and security interest in any or all oil and gas properties, fixtures, equipment, accounts, general intangibles, inventory and other assets of any such Guarantor Subsidiary.

6.2           Negative Covenants.  Borrowers warrant, covenant and agree that until the full and final payment of the Obligations and the termination of this Agreement, unless BOTW has previously agreed otherwise in writing:

(a)           Financial Covenants.  (1) Borrowers will not permit the Current Ratio of Parent, determined on a Consolidated basis, to be less than 1.00:1.00 at any time on or after September 30, 2008. (2) Borrowers will not permit the Interest Coverage Ratio of Parent, determined on a Consolidated basis, to be less than 3.00:1.00 at any time on or after September 30, 2008. (3) Borrowers will not permit the Debt-to-Net Worth Ratio of Parent, determined on a Consolidated basis, to be greater than 3.00:1.00 at any time on or after September 30, 2008.

(b)           Limitation on Liens.  No Borrower will create, assume or permit to exist any mortgage, deed of trust, pledge, encumbrance, lien or charge of any kind (including any security interest in or vendor’s lien on property purchased under conditional sales or other title retention agreements and including any lease intended as security or in the nature of a title retention agreement) upon any of such Borrower’s properties or assets, whether now owned or hereafter acquired, except:

(1)           Liens at any time existing in favor of BOTW;

(2)           statutory Liens for taxes, statutory or contractual mechanics’ and materialmen’s Liens incurred in the ordinary course of business, and other similar Liens incurred in the ordinary course of business; provided that such Liens secure only Debt which is not delinquent or which is being contested as provided in Section 6.1(g) above; and

(3)           purchase-money security interests granted by any Borrower on office equipment, vehicles and other personal property acquired by any Borrower in the ordinary course of business; provided that the aggregate amount secured by all such security interests outstanding at any one time shall not exceed $200,000.

(c)           Additional Debt.  No Borrower will create, incur, assume or permit to exist Debt of such Borrower except: (1) the Loan, (2) trade debt owed to suppliers, pumpers, mechanics, materialmen and others furnishing goods or services to Borrower in the ordinary course of such Borrower’s business, (3) Debt incurred in the ordinary course of such Borrower’s business in connection with commodity-price hedging transactions, (4) Debt of the types permitted to be secured by the security interests described in Section 6.2(b)(3) above; provided that the amount of such Debt shall not exceed the limits set forth in said Section; (5) Subordinated Debt; and (6) the Existing Debt.

(d)           Limitation on Sales of Property.  No Borrower will sell, transfer, lease, exchange, alienate or dispose of any of its assets except as follows (and the following exceptions shall be subject to any limitations contained in the Security Documents):

(1)           worthless or obsolete equipment that is replaced by equipment of at least equal suitability for the tasks to be performed therewith and equipment that is salvaged from wells which have been plugged and abandoned;

(2)           inventory (including oil and gas sold as produced) which is sold in the ordinary course of business; and

(3)           as to any Fiscal Year of Borrowers and for all Borrowers in the aggregate, assets not included in the Collateral having an aggregate fair market value not in excess of five percent of the PV10 value of all Oil and Gas Interests owned by Borrowers, as determined by BOTW.

(e)           Limitation on Credit Extensions.  No Borrower will extend credit, make advances or make loans other than normal and prudent extensions of credit to customers buying goods and services in the ordinary course of business, which extensions shall not be for longer periods than those extended by similar businesses operated in a normal and prudent manner.

(f)           Fiscal Year.  No Borrower will change its fiscal year.

(g)           Amendment of Contracts.  No Borrower will amend or permit any amendment to any contract which could reasonably be foreseen to release, qualify, limit, make contingent or otherwise detrimentally affect, in any material way, the rights and benefits of BOTW under or acquired pursuant to any of the Security Documents.

(h)           Limitation on Guaranties.  No Borrower will assume, guaranty, endorse or be or become secondarily liable for any Debt which is the primary obligation of any other Person.

(i)           ERISA.  No Borrower will incur any obligations governed by ERISA.

(j)           Reorganizations; Combinations.  No Borrower will change its name or the nature of its business, reorganize, liquidate, dissolve or enter into any merger, joint venture, partnership or other combination.

(k)           Environmental Matters.  No Borrower will cause or permit such Borrower, any of the Borrowing Base Properties or any other property of such Borrower to be in violation in any material respect of any Applicable Environmental Law, assuming disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances pertaining thereto. No Borrower will cause or permit the disposal or other release of any hazardous substance or solid waste (as defined in any Applicable Environmental Law) on or to any of the Borrowing Base Properties or any other property of such Borrower.

(l)           Ownership.  Borrowers will not permit to occur any change in ownership of TEGOG or TEGMC such that TEGOG or TEGMC ceases to be a wholly-owned subsidiary of Parent.

(m)           Distributions.  No Borrower will make any Distribution after the date hereof, except as follows (and such exception shall not apply if, immediately before any such Distribution, immediately after any such Distribution or as of the end of the Fiscal Quarter in which any such Distribution occurs, a Default or Overborrowed Condition shall have occurred and be continuing hereunder or any Obligated Person shall be out of compliance with any of its covenants contained in this Agreement or any of the other Loan Documents): Distributions shall be permitted from TEGOG and TEGMC to Parent.

(n)           Maximum Hedging Transactions.  No Obligated Person will at any time enter into or be or become a party to any one or more hedging transactions with respect to crude oil, natural gas or other hydrocarbons, except for hedging transactions covering time periods not in excess of the ensuing 48 months and in amounts not in excess of 75 percent of the volume of the proved, developed, producing reserves (timed in accordance with the expected production rates of such reserves) included in the Borrowing Base Properties, according to the then most recent engineering report submitted pursuant to Section 6.1(b) above.

(o)           Payments on Subordinated Debt.  No Obligated Person will make any payment on any Subordinated Debt, except that, so long as no Default has occurred and is continuing hereunder: (1) regularly scheduled interest payments at non-default rates may be made in cash or in kind, and (2) non-cash payments of principal and/or interest may be made in the form of stock in such Obligated Person.

ARTICLE VII
EVENTS OF DEFAULT AND REMEDIES

7.1           Events of Default.  Each of the following events constitutes an Event of Default under this Agreement:

(a)           Borrowers fails to pay any Obligation when due and payable, whether at a date for the payment of a fixed installment or contingent or other payment to BOTW or as a result of acceleration or otherwise; or

(b)           Any “default” or “event of default” occurs under any Loan Document which defines either term; or

(c)           Any Obligated Person shall fail to duly observe, perform or comply in all material respects with any covenant, agreement, condition or provision of any Loan Document applicable to such Obligated Person; provided that as to any Default in compliance with an affirmative covenant contained in Section 6.1 hereof (other than a payment default), BOTW shall first have given Borrowers notice of such Default and a reasonable time period (not to exceed 30 days) in which to cure such Default; or

(d)           Any representation or warranty previously, presently or hereafter made in writing by or on behalf of any Obligated Person in connection with any Loan Document shall prove to have been false or incorrect in any material respect on any date on or as of which made; or

(e)           Any Obligated Person:

(1)           suffers the entry against it of a judgment, decree or order for relief by a court of competent jurisdiction in an involuntary proceeding commenced under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended, or has any such proceeding commenced against it which remains undismissed for a period of 60 days; or

(2)           suffers the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for a substantial part of its assets or for any part of the Borrowing Base Properties in a proceeding brought against or initiated by it, and such appointment is neither made ineffective nor discharged within 30 days after the making thereof, or such appointment is consented to, requested by, or acquiesced to it; or

(3)           commences a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended; or applies for or consents to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of any substantial part of its assets or any part of the Borrowing Base Properties; or makes a general assignment for the benefit of creditors; or fails generally to pay (or admits in writing its inability to pay) its debts as such debts become due; or takes action in furtherance of any of the foregoing; or

(4)           suffers the entry against it of a final judgment for the payment of money in excess of $50,000 (not covered by insurance), unless the same is discharged within 30 days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within such period and a stay of execution pending such appeal is obtained; or

(5)           suffers the entry of an order issued by any court or tribunal taking, seizing or apprehending all or any substantial part of its property or any part of the Borrowing Base Properties and bringing the same into the custody of such Court or tribunal, and such order is not stayed or released within thirty days after the entry thereof; or

(f)           Any Guaranty ceases to be in full force and effect and applicable to any and all of the Obligations covered thereby in accordance with its terms (or any Guarantor takes that position), whether by operation of law, revocation or attempted revocation or otherwise;

(g)           Any default, including the expiration of any applicable period of grace, occurs with respect to any other indebtedness owed by any Borrower to any Person; or

(h)           Any change in control of Parent occurs that results in any material change in the management personnel of Parent.

Upon the occurrence of an Event of Default described in subsection (e)(1), (e) (2) or (e) (3) of this section, all of the Obligations shall thereupon be immediately due and payable, without presentment, demand, protest, notice of protest, declaration or notice of acceleration or intention to accelerate, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrowers. During the continuance of any other Event of Default, BOTW at any time and from time to time (unless all Events of Default have theretofore been remedied) may declare any or all of the Obligations immediately due and payable, and all such Obligations shall thereupon be immediately due and payable.

7.2           Remedies.  If any Default or Event of Default shall occur and be continuing, the obligation of BOTW to make Advances and to issue Letters of Credit under this Agreement shall be suspended immediately. If any Event of Default shall occur, BOTW may protect and enforce its rights under the Loan Documents by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained in any Loan Document, and BOTW may enforce the payment of any Obligations due or enforce any other legal or equitable right. All rights, remedies and powers conferred upon BOTW under the Loan Documents shall be deemed cumulative and not exclusive of any other rights, remedies or powers available under the Loan Documents or at law or in equity.

7.3           Indemnity.  Borrowers hereby agree to indemnify, defend and hold harmless BOTW and its successors and assigns and the respective agents, affiliates, officers, directors and employees of BOTW and its successors and assigns from and against any and all claims, losses, demands, actions, causes of action and liabilities whatsoever (including without limitation reasonable attorneys’ fees and expenses and costs and expenses reasonably incurred in investigating, preparing or defending against any litigation or claim, action, suit, proceeding or demand of any kind or character) arising out of or resulting from: (a) the Loan Documents (including without limitation the enforcement thereof), except to the extent such claims, losses and liabilities are proximately caused by BOTW’s gross negligence or willful misconduct, (b) any violation on or prior to the Release Date of any Applicable Environmental Law, (c) any act, omission, event or circumstance existing or occurring on or prior to the Release Date (including without limitation the presence on the Borrowing Base Properties or release from the Borrowing Base Properties of hazardous substances or solid wastes disposed of or otherwise released, resulting from or in connection with the ownership, construction, occupancy, operation, use and/or maintenance of the Borrowing Base Properties, regardless of whether the act, omission, event or circumstance constituted a violation of any Applicable Environmental Law at the time of its existence of occurrence, and (d) any and all claims or proceedings (whether brought by a private party or governmental agencies) for bodily injury, property damage, abatement or remediation, environmental damage or impairment or any other injury or damage resulting from or relating to any hazardous or toxic substance, solid waste or contaminated material located upon or migrating into, from or through any of the Borrowing Base Properties (whether or not the release of such materials was caused by any Borrower, a tenant or subtenant or a prior owner, tenant or subtenant on the Borrowing Base Properties and whether or not the alleged liability is attributable to the handling, storage, generation, transportation, removal or disposal of such substance, waste or material or the mere presence of such substance, waste or material on the Borrowing Base Properties), for which BOTW may have liability due to the making of the Loan, the granting of the Security Documents, the exercise of BOTW’s rights under the Loan Documents or otherwise. WITHOUT LIMITATION, IT IS THE INTENTION OF BORROWER, AND BORROWER AGREES, THAT THE FOREGOING INDEMNITIES SHALL APPLY TO EACH INDEMNIFIED PARTY WITH RESPECT TO CLAIMS, DEMANDS, LIABILITIES, LOSSES, DAMAGES, CAUSES OF ACTION, JUDGMENTS, PENALTIES, COSTS AND EXPENSES (INCLUDING WITHOUT LIMITATION REASONABLE ATTORNEYS’ FEES) WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OF SUCH (AND/OR ANY OTHER) INDEMNIFIED PARTY. However, such indemnities shall not apply to any particular indemnified party (but shall apply to the other indemnified parties) to the extent the subject of the indemnification is caused by or arises out of the gross negligence or willful misconduct of such particular indemnified party. The foregoing indemnities shall not terminate upon the Release Date or upon the release, foreclosure or other termination of the Security Documents, but will survive the Release Date, foreclosure of the Security Documents or conveyances in lieu of foreclosure, and the repayment of the Loan and the discharge and release of the Security Documents and the other documents evidencing and/or securing the Loan.

ARTICLE VIII
MISCELLANEOUS

8.1           Waiver and Amendment.  No failure or delay by BOTW in exercising any right, power or remedy which it may have under any of the Loan Documents shall operate as a waiver thereof or of any other right, power or remedy, nor shall any single or partial exercise by BOTW of any such right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy. No waiver of any provision of any Loan Document and no consent to any departure therefrom shall ever be effective unless it is in writing and signed by BOTW, and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing. No notice to or demand on any Obligated Person shall in any case of itself entitle any Obligated Person to any other or further notice or demand in similar or other circumstances. No modification or amendment of or supplement to this Agreement or the other Loan Documents shall be valid or effective unless the same is in writing and signed by the party against whom it is sought to be enforced.

8.2           Survival of Agreements; Cumulative Nature.  All of the Obligated Persons’ various representations, warranties, covenants and agreements in the Loan Documents shall survive the execution and delivery of this Agreement and the other Loan Documents and the performance hereof and thereof, including without limitation the making or granting of the Loan and the delivery of the Note and the other Loan Documents, and shall further survive until all of the Obligations are paid in full to BOTW and all of BOTW’s obligations to Borrowers are terminated. All statements and agreements contained in any certificate or other instrument delivered to BOTW under any Loan Document shall be deemed representations and warranties by Borrowers to BOTW and/or agreements and covenants of Borrowers under this Agreement. The representations, warranties, and covenants made by the Obligated Persons in the Loan Documents, and the rights, powers, and privileges granted to BOTW in the Loan Documents, are cumulative, and no Loan Document shall be construed in the context of another to diminish, nullify, or otherwise reduce the benefit to BOTW of any such representation, warranty, covenant, right, power or privilege. In particular and without limitation, no exception set out in this Agreement to any representation, warranty or covenant herein contained shall apply to any similar representation, warranty or covenant contained in any other Loan Document, and each such similar representation, warranty or covenant shall be subject only to those exceptions which are expressly made applicable to it by the terms of the various Loan Documents.

8.3           Notices.  All notices, requests, consents, demands and other communications required or permitted under any Loan Document shall be in writing and, unless otherwise specifically provided in such Loan Document, shall be deemed sufficiently given or furnished if delivered by personal delivery, by facsimile transmission with proof of receipt, by expedited delivery service with proof of delivery or by registered or certified United States mail, return receipt requested, postage prepaid, at the addresses specified below (unless changed by similar notice in writing given by the particular Person whose address is to be changed). Any such notice or communication shall be deemed to have been given upon receipt:

Borrowers’ address:	2050 South Oneida, Suite 102
Denver, Colorado 80224
Attention: Jim Ellerton Fax: 303-759-2701

with a copy to:	21 South California Street, Suite 305
Ventura, California 93301
Attention: Chief Executive Officer

BOTW’s address:	633 Seventeenth Street, Suite 2000
Denver, Colorado 80202
Attention: Duc Duong, Energy Lending
Fax: 303-202-5788

8.4           Joint and Several Liability; Parties in Interest.  All obligations of the Obligated Persons hereunder shall be the joint and several, and not merely joint, obligations of each Obligated Person. All grants, covenants and agreements contained in the Loan Documents shall bind and inure to the benefit of the parties thereto and their respective successors and assigns; provided, however, that no Obligated Person may assign or transfer any of its rights or delegate any of its duties or obligations under any Loan Document without the prior consent of BOTW.

8.5           Governing Law.  The Loan Documents shall be deemed contracts and instruments made under the laws of the State of Colorado and shall be construed and enforced in accordance with and governed by the laws of the State of Colorado and the laws of the United States of America, except (a) to the extent that the law of another jurisdiction is expressly elected in a Loan Document, and (b) with respect to specific Liens, or the perfection thereof, evidenced by Security Documents covering real or personal property which by the laws applicable thereto are required to be construed under the laws of another jurisdiction. Each Borrower hereby irrevocably submits itself to the non-exclusive jurisdiction of the state and federal courts of the State of Colorado.

8.6           Limitation on Interest.  BOTW and the Obligated Persons intend to contract in strict compliance with applicable usury law from time to time in effect. In furtherance thereof such persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable law from time to time in effect. Neither any Obligated Person nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully charged under applicable law from time to time in effect, and the provisions of this section shall control over all other provisions of the Loan Documents which may be in conflict or apparent conflict herewith. BOTW expressly disavows any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of any Obligation is accelerated. If: (a) the maturity of any Obligation is accelerated for any reason, (b) any Obligation is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the legal maximum, or (c) BOTW or any other holder of any or all of the Obligations shall otherwise collect moneys which are determined to constitute interest which would otherwise increase the interest on any or all of the Obligations to an amount in excess of that permitted to be charged by applicable law then in effect, then all such sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Obligations or, at BOTW’s option, promptly returned to Borrowers or the other payor thereof upon such determination.

8.7           Currency.  The Loan, including without limitation any and all principal, interest, fees and expenses payable in connection therewith, shall be made and repaid in U.S. dollars, and all dollar-amounts referred to herein shall be deemed to refer to U.S. dollars.

8.8           Severability.  If any term or provision of any Loan Document shall be determined to be illegal or unenforceable all other terms and provisions of the Loan Documents shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable law.

8.9           Counterparts.  This Agreement may be separately executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Agreement. Delivery of this Agreement and the other documents to be delivered in connection herewith by any party may be effected, without limitation, by faxing a signed counterpart of any such document to BOTW (any party that effects delivery in such manner hereby agreeing to transmit promptly to each of the other parties an actual signed counterpart).

8.10           Conflicts.  To the extent of any irreconcilable conflicts between the provisions of this Agreement and the provisions of any of the Loan Documents, the provisions of this Agreement shall prevail.

8.11           Entire Agreement.  This Agreement, the Note, the Security Documents and the other Loan Documents from time to time executed in connection herewith state the entire agreement between the parties with respect to the subject matter hereof.

8.12           WAIVER OF JURY TRIAL.  EACH OF BORROWER AND BOTW HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION: (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM IN RESPECT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT. EACH OF BORROWER AND BOTW HEREBY AGREES THAT THE OTHER MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHTS TO TRIAL BY JURY.

8.13           USA Patriot Act Notice.  BOTW hereby notifies each Borrower that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Act”)), it is required to obtain, verify and record information that identifies each Borrower and other information that will allow BOTW to identify each Borrower in accordance with the Act.

8.14           Supersession.  At the time that the 2007 Loan is refinanced as described in Section 2.1(a)(1) above, the terms and provisions of this Agreement and the Note shall supersede the terms and provisions of the 2007 Credit Agreement and any and all other agreements, promissory notes and related documents evidencing the 2007 Loan; provided that the security documents securing the 2007 Loan shall remain in full force and effect.

IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

SEFTON RESOURCES, INC.

By:	/s/ Jim Ellerton
Jim Ellerton
Chief Executive Officer

TEG OIL & GAS U.S.A., INC.

By:	/s/ Jim Ellerton
Jim Ellerton
Chairman

TEG MIDCONTINENT, INC.

By:	/s/ Jim Ellerton
Jim Ellerton
Chairman

BANK OF THE WEST

By:	/s/ Duc Duong
Duc Duong
Vice President